Exhibit 99.2

lululemon athletica inc. Announces CEO Succession Plan
Calvin McDonald to Step Down as CEO
Board Conducting Comprehensive CEO Search Process
Board Chair Marti Morfitt Appointed Executive Chair

VANCOUVER, British Columbia – December 11, 2025 – lululemon athletica inc. (NASDAQ:LULU) today announced that Calvin McDonald plans to step down as Chief Executive Officer and member of the company’s Board of Directors, effective January 31, 2026. Mr. McDonald and the Board are working together to facilitate a smooth transition, and he will serve as a senior advisor to the company through March 31, 2026. The Board is conducting a comprehensive search process in partnership with a leading executive search firm to identify the company’s next CEO.

The company also announced that Marti Morfitt, Chair of the Board, will take on the expanded role of Executive Chair, effective immediately, to ensure the continued execution of the company’s near- and long-term growth strategy during the leadership transition. In addition, Meghan Frank, Chief Financial Officer, and André Maestrini, Chief Commercial Officer, will serve as interim co-CEOs following Mr. McDonald’s transition. Both interim co-CEOs bring extensive global retail experience and proven track records of driving growth at lululemon, and will support all aspects of the business through the conclusion of the search process.

Since joining lululemon in 2018, Mr. McDonald has guided the company through a period of significant growth and innovation. Under his leadership, lululemon has more than tripled its annual revenues, and the company expects to generate $11 billion in annual revenue this fiscal year. He also broadened lululemon’s global reach to over 30 geographies and grew the company’s China Mainland business into its second largest market. Additionally, he expanded lululemon’s product portfolio, meaningfully growing its athletic and lifestyle categories, and formally expanding into new high-demand activities such as tennis and golf. As a result of these achievements, lululemon is well-positioned to continue its global category leadership and create value for shareholders over the long-term.

“Serving as CEO of lululemon has been the highlight of my career, and I am incredibly proud of everything our team has accomplished over the last seven years,” said Mr. McDonald. “Together, we have transformed the athletic apparel industry and the opportunity ahead for lululemon is substantial. I believe the outstanding product pipeline we’ve built, and action plan we’ve put into place, will yield positive results, and deliver value to shareholders in the months and years ahead. I am committed to fully supporting the transition and helping guide our leadership team in my advisory role as they execute against our strategy.”

“On behalf of the Board and the entire organization, I want to thank Calvin for his visionary leadership building lululemon into one of the strongest brands in retail,” said Ms. Morfitt. “During his tenure, Calvin led lululemon through a period of impressive revenue growth, with differentiated products and experiences that resonated with guests around the world. We are grateful for Calvin’s numerous contributions and appreciate his continued support over the coming months to facilitate a seamless transition.”

Ms. Morfitt added, “The Board is confident in our leadership transition plan, the strength of our teams across the company, and our ability to deliver on our strategy. lululemon has a strong foundation in place, and, as we look to the future, the Board is focused on identifying a leader with a track record of driving companies through periods of growth and transformation to guide the company’s next chapter of success. While the search is underway, I look forward to working closely with Meghan, André, and the rest of the Senior Leadership Team to execute on our strategy with a sense of urgency and meaningfully drive the business forward.”

Third Quarter Fiscal 2025 Results and Conference Call

In a separate press release issued today, lululemon released its third quarter fiscal 2025 financial results. The company will host a conference call to discuss these results at 4:30 p.m. Eastern Time today, December 11, 2025.

Those interested in participating in the call are invited to dial 1-833-752-3550 or 1-647-846-8290, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: https:// corporate.lululemon.com/investors/news-and-events/events-and-presentations. A replay will be made available online approximately two hours following the live call for a period of 30 days.

Biographies
Martha (Marti) Morfitt
Marti Morfitt joined the lululemon Board in 2008 and was appointed Chair in 2022. She has been a Principal at River Rock Partners since 2008. In addition, she held various senior leadership positions, including Chief Executive Officer of Airborne and President and Chief Executive Officer at CNS.
Meghan Frank
Meghan Frank has served as lululemon’s Chief Financial Officer since 2020. She joined the company in 2016 as Senior Vice President, Financial Planning and Analysis. Prior to lululemon, she held senior finance and merchandise planning roles at Ross Stores and J. Crew.
André Maestrini
André Maestrini was appointed lululemon’s President and Chief Commercial Officer in 2025. He joined the company in 2021 as Executive Vice President of International. Prior to lululemon, he spent 14 years at adidas in various senior roles around the globe.

About lululemon athletica inc.

lululemon athletica inc. (NASDAQ:LULU) is a technical athletic apparel, footwear, and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including those related to successful leadership integration, execution of business strategies, and other factors described in reports we file from time to time with the SEC, including Forms 8-K, 10-Q and 10-K. We undertake no obligation to update any forward-looking statements.

Investors:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits
1-203-682-8200

Media:
lululemon athletica inc.
Madi Wallace
1-604-732-6124
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